Exhibit 3.1

THE COMPANIES LAW 5759-1999

A COMPANY LIMITED BY SHARES

AMENDED AND RESTATED MEMORANDUM OF ASSOCIATION

OF

SOL-GEL TECHNOLOGIES LTD.

ADOPTED: October 2, 2017

1.	Name of the Company

In English: Sol-Gel Technologies Ltd.

In Hebrew: סול-ג'ל טכנולוגיות בע"מ

2.	Object and Purpose of the Company

The purpose of the Company is to engage in any lawful activity.

3.	Limitation of Liability

The liability of the shareholders for the Company’s obligations is limited to the unpaid sum, if any, owing to the Company in consideration for the issuance of the shares by the Company to such shareholder, subject to the provisions of the Companies Law.

4.	Share Capital

The registered share capital of the Company is NIS 5,000,000 (five million new Israeli shekels) divided into 50,000,000 Ordinary (fifty million) Shares, par value of NIS 0.1 each (the “Share Capital”).

5.	Changes to the Memorandum

The Company may, by a simple majority of the votes cast (abstentions being disregarded), in person, by proxy or by proxy card (including by voting deed), or by such other majority as shall be set forth in its Articles of Association from time to time, change its name; change its purposes; and change its Share Capital (including, without limitation, by increasing its registered (authorized) share capital by creating new shares in such amount and of such nominal (par) values and with such rights, preferences and restrictions as the resolution approving the creation of such shares shall provide; consolidating its share capital (issued or unissued) or any portion thereof and dividing it into shares of larger nominal (par) value than the nominal (par) value of its existing shares; subdividing its shares (issued or unissued) or any of them into shares of smaller nominal (par) value; canceling any unissued shares, provided there is no obligation of the Company, including a contingent obligation, to issue them, and reducing in such manner its share capital by the amount of the shares so cancelled; and/or reducing its share capital in any manner, subject to any authorization or consent required by law).

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